UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 16, 2013

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 EAST EVELYN AVENUE

MOUNTAIN VIEW, CA 94041

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 16, 2013, the Board of Directors of VIVUS, Inc., or the Company, appointed Svai Sanford, the Company’s interim Chief Financial Officer and principal financial officer, to serve as the Company’s principal accounting officer effective December 16, 2013.  As a result of the consolidation of the positions of principal financial officer and principal accounting officer with Mr. Sanford, Lee B. Perry’s employment will end on December 31, 2013.

Mr. Sanford, age 43, has served as the Company’s interim Chief Financial Officer since November 2013.  Prior to this, he served as the Company’s Corporate Controller from July 2012 to November 2013.  Prior to his employment with the Company, Mr. Sanford was the Corporate Controller at Glam Media, Inc., a digital content provider, from November 2010 to June 2012, and in addition to other senior management roles within the company, he was the Senior Director, Technical Accounting, Reporting and Compliance at Elan Pharmaceuticals, Inc., a biopharmaceutical company, from March 2004 to November 2010.  Mr. Sanford began his career with KPMG LLP, where he earned his license as a certified public accountant.  Mr. Sanford holds a B.S. in Accounting from Kansas State University.

On December 20, 2013, the Compensation Committee of the Board of Directors of the Company approved new compensatory arrangements in connection with Mr. Sanford’s appointment as the Company’s interim Chief Financial Officer, principal financial officer and principal accounting officer, such that Mr. Sanford’s annual base salary was increased to $350,000 retroactive to his appointment as interim Chief Financial Officer.  There are no family relationships between Mr. Sanford and any previous or current officers or directors of the Company, and there are no related party transactions reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

/s/ John L. Slebir
John L. Slebir
Vice President, Business Development and General Counsel

Date:  December 20, 2013